                                                                   EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                EXAR CORPORATION

         EXAR CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST:  The name of the corporation is Exar Corporation.

         SECOND: The date on which the Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware was October 10, 1991. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 27, 1992. A Certificate of Amendment and Amended and Restated Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on January 19, 1995.

         THIRD: The Board of Directors of the corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Amended and Restated Certificate of Incorporation of the corporation by deleting the first paragraph of Article IV and substituting therefor a new first paragraph of Article IV in the following form:

         "This corporation is authorized to issue two classes of stock to be designated, respectively, `Common Stock' and `Preferred Stock.' The total number of shares which the corporation is authorized to issue is One Hundred Two Million Two Hundred Fifty Thousand (102,250,000) shares. One Hundred Million (100,000,000) shares shall be Common Stock, and Two Million Two Hundred Fifty Thousand (2,250,000) shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($.001)."

         FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the corporation for their approval and was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Exar Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer and attested to by its Secretary this 20th day of June, 2000.

                                          EXAR CORPORATION


                                          /s/  Donald L. Ciffone, Jr.
                                          ------------------------------------
                                          Donald L. Ciffone, Jr.
                                          President and Chief Executive Officer

ATTEST:


/s/  Ronald W. Guire
     --------------------------
     Ronald W. Guire,
     Secretary